Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Background

The unaudited pro forma condensed consolidated financial statements of Shell Midstream Partners, L.P. (“we,” “us,” “our” or “the Partnership”) as of and for the nine months ended September 30, 2016 and for the year ended December 31, 2015 are based upon our historical audited and unaudited financial statements.

As of September 30, 2016, we owned a 100% interest in Pecten Midstream LLC ("Pecten"), a 92.5% interest in Zydeco Pipeline Company LLC ("Zydeco"), a 28.6% interest in Mars Oil Pipeline Company, L.P. ("Mars"), a 36.0% interest in Poseidon Oil Pipeline Company, L.L.C. ("Poseidon"), a 50.0% interest in Bengal Pipeline Company LLC ("Bengal"), a 6.0% interest in Colonial Pipeline Company ("Colonial") and a 2.62% interest in Explorer Pipeline Company ("Explorer").

On October 3, 2016, we completed our acquisition of a 49.0% interest in Odyssey Pipeline L.L.C. ("Odyssey") and an additional 20.0% interest in Mars (the “ October 2016 Acquisition”) for total cash consideration of $350.0 million. The October 2016 Acquisition closed pursuant to a Purchase and Sale Agreement dated as of September 27, 2016 by and among Shell Pipeline Company LP ("SPLC"), Equilon Enterprises LLC d/b/a/ Shell Oil Products US ("SOPUS"), the Partnership and Shell Midstream Operating LLC, a wholly owned subsidiary of the Partnership. We funded the cash consideration for the October 2016 Acquisition from $50.0 million of cash on hand and $300.0 million in borrowings under our Five Year revolving credit facility.

In addition, we have included the pro forma effects of the following transactions: (a) Effective April 1, 2016, we acquired a 30.0% interest in Zydeco, a 1.0% interest in Bengal and a 3.0% interest in Colonial (the "May 2016 Acquisition"); (b) on July 1, 2015, we acquired a 36.0% interest in Poseidon (the "July 2015 Acquisition").

Basis of Presentation

Pro Forma Financial Statements

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 has been prepared as though the October 2016 Acquisition occurred on September 30, 2016. The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2016 has been prepared as though the October 2016 Acquisition and the May 2016 Acquisition occurred on January 1, 2015.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 has been prepared as though the October 2016 Acquisition, the May 2016 Acquisition and the July 2015 Acquisition occurred on January 1, 2015.

The unaudited pro forma condensed consolidated financial statements also reflect the following significant transactions:

•	$300.0 million in additional borrowings from our credit facilities, debt issuance costs and resulting interest expense; and

•	distribution of $350.0 million, which represents the gross consideration for the October 2016 Acquisition of an additional 20.0% of Mars and a 49% interest in Odyssey.

No adjustments have been made to our historical audited and unaudited financial statements to reflect other events subsequent to the period shown by such financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical audited and unaudited financial statements as well as the related notes in our other filings with the SEC.

The adjustments to the historical audited and unaudited financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have occurred if the transaction had been completed on the dates indicated or what could be achieved in the future.

However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events directly attributable to the conveyance, and reflect those items expected to have a continuing impact on the Partnership for purposes of the unaudited pro forma condensed consolidated statement of income.

Financial Statements of the Partnership

Each of Pecten and Zydeco is consolidated within our financial statements as a subsidiary. We obtained control of Zydeco on the date of our IPO via a voting agreement with SPLC through which we have voting power over the ownership interests retained by SPLC in Zydeco. The ownership interest in Zydeco retained by SPLC is reflected as noncontrolling interest in our consolidated financial statements. We obtained control of Pecten as a wholly owned subsidiary on the effective date of its acquisition on October 1, 2015.

The equity investments in Mars, Bengal, and Poseidon are recorded at SPLC’s historical book value, and Odyssey is recorded at SOPUS's historical book value as the transactions in which these investments were transferred or sold to the Partnership were transactions between entities under common control. Such transactions are accounted for prospectively at the time of the contribution under the equity method of accounting. The investments in Colonial and Explorer are accounted for prospectively at the time of contribution using the cost method of accounting.

Shell Midstream Partners, L.P. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of September 30, 2016

	Shell Midstream Partners, L.P.	October 2016 Acquisition		Shell Midstream Partners, L.P. Pro Forma
Current assets
Cash and cash equivalents	$160.8	$300.0	(a)	$110.8
		(350.0)	(b)
Accounts receivable – third parties, net	13.3			13.3
Accounts receivable – related parties	7.2			7.2
Allowance oil	7.8			7.8
Prepaid expenses	0.7			0.7
Total current assets	189.8	(50.0)		139.8
Equity method investments	174.2	59.9	(c)	234.1
Property, plant and equipment, net	395.5			395.5
Cost investments	37.7			37.7
Total assets	$797.2	$9.9		$807.1

Current liabilities
Accounts payable – third parties	$1.5			$1.5
Accounts payable – related parties	5.7			5.7
Deferred revenue – third parties	4.3			4.3
Deferred revenue – related parties	1.5			1.5
Accrued liabilities – third parties	7.9			7.9
Accrued liabilities – related parties	5.6			5.6
Total current liabilities	26.5	—		26.5
Noncurrent liabilities
Debt payable – related party	343.9	300.0	(a)	643.9
Lease liability - related party	25.0			25.0
Asset retirement obligations	1.4			1.4
Total noncurrent liabilities	370.3	300.0		670.3
Total liabilities	396.8	300.0		696.8

Common unitholders – public	2,479.3			2,479.3
Common unitholder – SPLC	(125.6)			(125.6)
Subordinated unitholder – SPLC	(394.7)			(394.7)
General partner – SPLC	(1,580.6)	(350.0)	(b)	(1,870.7)
		59.9	(c)
Total partners' capital	378.4	(290.1)		88.3
Noncontrolling interest	22.0			22.0
Total equity	400.4	(290.1)		110.3
Total liabilities and equity	$797.2	$9.9		$807.1

Shell Midstream Partners, L.P. Unaudited Pro Forma Condensed Consolidated Statement of Income Nine Months Ended September 30, 2016

		Pro Forma Adjustments
	Shell Midstream Partners, L.P.	May 2016 Acquisition		October 2016 Acquisition		Shell Midstream Partners, L.P. Pro Forma

Revenue
Third parties	$149.8	$—		$—		$149.8
Related parties	65.9	—		—		65.9
Total Revenue	215.7	—		—		215.7
Costs and expenses
Operations and maintenance – third parties	33.1	—		0.6	(l)	33.7
Operations and maintenance – related parties	15.9	—		0.4	(l)	16.3
General and administrative – third parties	6.2	—		—		6.2
General and administrative – related parties	17.3	—		—		17.3
Depreciation, amortization and accretion	17.7	—		—		17.7
Property and other taxes	6.4	—		—		6.4
Total costs and expenses	96.6	—		1.0		97.6
Operating income	119.1	—		(1.0)		118.1
Income from equity investments	70.2	0.1	(e)	22.4	(k)	105.1
				12.4	(j)
Dividend income from investment	11.6	2.8	(f)	—		14.4
Investment and dividend income	81.8	2.9		34.8		119.5
Interest expense, net	7.8	1.4	(h)	4.8	(h)	14.1
				0.1	(i)
Income before income taxes	193.1	1.5		28.9		223.5
Income tax expense	—	—		—		—
Net income	193.1	1.5		28.9		223.5
Less: Net income attributable to noncontrolling interests	17.7	(10.1)	(g)	—		7.6
Net income attributable to the Partnership	$175.4	$11.6		$28.9		$215.9

General partner's interest in net income	15.3					16.3
Limited partners' interest in net income	160.1					199.6

Net income per Limited Partner Unit - Basic and Diluted (in dollars):
Common	$0.98					$1.17
Subordinated	$0.93					$1.14

Weighted average Limited Partner Units outstanding - Basic and Diluted (in millions):
Common units – public	77.7					84.1
Common units – SPLC	21.5					21.5
Subordinated units – SPLC	67.5					67.5

Shell Midstream Partners, L.P. Unaudited Pro Forma Condensed Consolidated Statement of Income Year Ended December 31, 2015

		Pro Forma Adjustments
	Shell Midstream Partners, L.P.	July 2015 Acquisition		May 2016 Acquisition		October 2016 Acquisition		Shell Midstream Partners, L.P. Pro Forma
Revenue
Third parties	$222.8	$—		$—		$—		$222.8
Related parties	103.7	—		—		—		103.7
Total Revenue	326.5	—		—		—		326.5
Costs and expenses
Operations and maintenance – third parties	46.3	0.2	(d)	—		0.7	(l)	47.2
Operations and maintenance – related parties	18.5	0.4	(d)	—		0.5	(l)	19.4
General and administrative – third parties	10.2	—		—		—		10.2
General and administrative – related parties	24.6	—		—		—		24.6
Depreciation, amortization and accretion	21.6	—		—		—		21.6
Property and other taxes	7.5	—		—		—		7.5
Total costs and expenses	128.7	0.6		—		1.2		130.5
Operating income	197.8	(0.6)		—		(1.2)		196.0
Income from equity investments	70.1	15.7	(d)	0.4	(e)	23.6	(k)	120.8
						11.0	(j)
Dividend income from investment	9.2	—		10.6	(f)	—		19.8
Investment and dividend income	79.3	15.7		11.0		34.6		140.6
Interest expense, net	4.3	—		5.6	(h)	6.4	(h)	16.5
						0.2	(i)
Income before income taxes	272.8	15.1		5.4		26.8		320.1
Income tax expense	(0.1)	—		—		—		(0.1)
Net income	272.9	15.1		5.4		26.8		320.2
Less: Net income attributable to Parent	39.3	—		—		—		39.3
Less: Net income attributable to noncontrolling interests	66.5	—		(48.4)	(g)	—		18.1
Net income attributable to the Partnership	$167.1	$15.1		$53.8		$26.8		$262.8

General partner's interest in net income	5.0							7.1
Limited partners' interest in net income	162.1							255.7

Net income per Limited Partner Unit - Basic and Diluted (in dollars):
Common	$1.16							$1.68
Subordinated	$1.14							$1.66

Weighted average Limited Partner Units outstanding - Basic and Diluted (in millions):
Common units – public	51.9							64.0
Common units – SPLC	21.5							21.5

Subordinated units – SPLC	67.5	67.5

Shell Midstream Partners, L.P.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments

The following items are reflected in the adjustments below:

(a) Reflects proceeds from borrowing $300.0 million under the Five Year Revolver, which bears interest at the three-month LIBOR rate plus a margin.
(b) Reflects a net payment of $350.0 million representing the gross consideration for the acquisition of an additional 20.0% interest in Mars and a 49.0% interest in Odyssey.
(c) Reflects acquisition of an additional 20.0% interest in Mars, and 49% interest in Odyssey.
(d) Reflects the Partnership's equity in earnings of Poseidon and additional property damage and business interruption insurance as if the 36.0% interest was acquired on January 1, 2015.
(e) Reflects the Partnership's equity in earnings of Bengal as if the additional 1.0% interest was acquired on January 1, 2015.
(f) Reflects the Partnership's dividend income from Colonial as if the additional 3.0% interest was acquired on January 1, 2015.
(g) Reflects the reduction of net income attributable to noncontrolling interests as if the additional 30.0% interest in Zydeco was acquired on January 1, 2015.
(h) Reflects additional interest expense on the borrowings from our Five Year Revolver of $296.7 million at a 1.89% interest rate to fund the May 2016 Acquisition and borrowings of $300.0 million at a 2.14% interest rate to fund the October 2016 Acquisition. A 1/8 percentage point increase in the interest rate on the total of $643.9 million of debt inclusive of the May 2016 Acquisition and the October 2016 Acquisition would increase our consolidated annual interest expense by approximately $0.8 million.
(i) Reflects amortization of debt issuance costs associated with the increase in the borrowing capacity of the Five Year Revolver by $360.0 million to $760.0 million.
(j) Reflects the Partnership's equity in earnings of Odyssey as if the 49.0% interest was acquired on January 1, 2015.
(k) Reflects the Partnership's equity in earnings of Mars as if the additional 20.0% interest was acquired on January 1, 2015.
(l) Reflects additional property damage and business interruption insurance for our additional 20.0% interest in Mars and 49.0% interest in Odyssey based on premiums paid to agencies and policy terms.

Pro Forma Net Income Per Unit

We compute income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of our partnership agreement as if pro forma distributions per unit for the period were consistent with the historical distributions per unit. Under the two-class method, any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in our partnership agreement. Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common, subordinated and general partner units assumed to be outstanding as a result of the offering and sale of common units, the net proceeds of which were used to partially fund the May 2016 Acquisition. For purposes of this calculation, we have assumed common units and general partner units issued as a result of this offering to be outstanding since January 1, 2015.